EXHIBIT 99.1

AMENDED AND RESTATED JOINT FILING AGREEMENT

WHEREAS, JDS1, LLC, a Delaware limited liability company (“JDS1”), David S. Oros and John H. Burke are a party to a Joint Filing Agreement (the “Original Agreement”), dated March 28, 2016, with respect to the securities of Aviat Networks, Inc. (the “Company”);

WHEREAS, JDS1 and Mr. Oros are no longer a part of a “group” with Mr. Burke with respect to the Company’s securities,

WHEREAS, the investment intent of JDS1 and Mr. Oros has changed such that they are required to report their ownership of the Company’s securities on a Schedule 13D;

WHEREAS, JDS1, Julian Singer (the Managing Member of JDS1), and Mr. Oros (collectively, the “Group”) desire to amend and restate the Original Agreement in its entirety.

NOW, IT IS AGREED, by the parties hereto:

1.       In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Group agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company. Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate. JDS1 or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least twelve (12) hours prior to the filing or submission thereof.

2.       So long as this agreement is in effect, Mr. Oros agrees to provide JDS1 advance written notice prior to effecting any purchase, sale, acquisition or disposal of any securities of the Company which he has, or would have, direct or indirect beneficial ownership so that JDS1 has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by Mr. Oros.

3.       Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities shall be first approved by JDS1, which approval shall not be unreasonably withheld.

4.       The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Subject to Section 2, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws.

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5.       This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

6.       In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

7.       Any party hereto may terminate his/its obligations under this agreement on at least twenty-four (24) hours’ written notice to all other parties, with a copy by fax to Jeremy B. Reckmeyer at Andrews Kurth LLP, Fax No. (212) 850-2929.

8.       Each party acknowledges that Andrews Kurth LLP shall act as counsel for both the Group and JDS1 and its affiliates relating to their investment in the Company.

9.       Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of September 14, 2016.

JDS1, LLC

By: /s/ Julian Singer
Name: Julian Singer
Title: Managing Member

/s/ Julian Singer
Julian Singer

/s/ David Oros
David Oros